Live Current Completes Merger with Video Streaming Platform Kast

Bringing together video streaming, mobile gaming and social media.

San Diego, CA, April 26, 2022, Live Current Media, Inc. ("Live Current" or the "Company") (OTCQB: LIVC) announces that it has completed its merger (the "Merger") with Evasyst Inc. ("Evasyst") of San Diego in an all share transaction.  Evasyst owns and operates the Kast online, social, watch party platform.

Kast is an online, social, video streaming and watch party platform and community where friends gather to watch videos, play games, and be together.  According to Grandview Research, the global video streaming market is expected to grow at a compound annual growth rate (CAGR) of 21.3% between 2022 and 2030.  The Kast platform empowers individuals to live-share synchronized video, engage and collaborate within the community and build relationships with like-minded people.

Pursuant to the merger plan, the Company has issued 125 million common shares to the existing shareholders of Evasyst to purchase 100% of the outstanding shares.  On closing, David Jeffs resigned as CEO and Mark Ollila, CEO of Evasyst, was appointed CEO and Chairman of the board of Live Current.  Mr. Ollila has over twenty years of experience in the games and media technology industry previously with senior roles at Nokia and Microsoft, including leading Nokia First Party Games Publishing.

"We've brought together an incredible project, great people and a recently completed capital injection that makes for a very exciting time for everyone involved including our shareholders," said Mr. Ollila.  "The video streaming space is growing rapidly, the mobile games sector is growing rapidly, the social media sector is growing rapidly.  We're at the beginning of what promises to be a remarkable journey and I'm very excited about the new product releases we have coming out in the near future."

In addition to Mr. Ollila, the new board of directors is comprised of the following members; Heidi Steiger, Leslie S. Klinger, Justin Weissberg, Annamaria Rapakko and David Jeffs who will maintain his previously held position on the board.  The new board brings a wealth of experience in the legal, financial and gaming sectors and corporate governance to the Company and will be relied on heavily moving forward.  John DaCosta and Amir Vahabzadeh have resigned from the board effective April 22, 2022 and the Company thanks them for their contributions over the past 5 years.

Joining Mr. Ollila on the management team are Steve Smith assuming the role of CFO and David Jeffs continuing on in his previously held roles as President and Secretary.

About Live Current Media Inc.

Live Current is a media technology company involved in the video streaming, social media and mobile games industries. The Company's portfolio currently consists of three complimentary projects, the Kast online watch party, the SPRT MTRX gaming app (App Store and Play Store:  SPRT MTRX) and the Trivia Matrix game app (App Store and Play Store:  Trivia Matrix).

On behalf of the board of directors of Live Current Media Inc.

Mark Ollila, CEO & Director

For more information please contact:  info@livecurrent.com

www.livecurrent.com

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; changes in operating expenses; our ability to raise capital as and when we need it and other factors. Live Current Media, Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.